Exhibit 99.2

TESORO LOGISTICS LP
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

Set forth below are the unaudited pro forma condensed consolidated balance sheet of Tesoro Logistics LP ("the Partnership" or "TLLP") as of December 31, 2011, and the unaudited pro forma condensed consolidated statement of operations of the Partnership for the year ended December 31, 2011 ("the Pro Forma Financial Statements"). References to "we," "us" and "our" mean the Partnership and its consolidated subsidiaries, unless the context otherwise requires. References to "Tesoro" mean Tesoro Corporation and its consolidated subsidiaries other than Tesoro Logistics LP, its consolidated subsidiaries and Tesoro Logistics GP, LLC ("TLGP"), its general partner.

The Pro Forma Financial Statements have been prepared based on certain pro forma adjustments to our Annual Report on Form 10-K for the year ended December 31, 2011, and are qualified in their entirety by reference to such historical consolidated financial statements and related notes contained therein. The adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from the pro forma adjustments. However, management believes that these assumptions provide a reasonable basis for presenting the significant effects of the contemplated transactions and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma condensed consolidated financial information. The Pro Forma Financial Statements may not be indicative of the results that actually would have occurred had the Contribution occurred on the dates indicated or that would be obtained in the future.

The Pro Forma Financial Statements have been prepared on the basis that the Partnership will be treated as a partnership for U.S. federal income tax purposes. The Pro Forma Financial Statements should be read in conjunction with the accompanying notes and with the historical consolidated financial statements and related notes thereto, included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Effective April 1, 2012, we entered into a transaction ("the Contribution") with Tesoro Corporation, Tesoro Refining and Marketing Company (“TRMC”), TLGP and our subsidiary, Tesoro Logistics Operations, LLC (the “Operating Company”), pursuant to which TRMC contributed through TLGP and TLLP to the Operating Company the Martinez Crude Oil Marine Terminal assets (the "Terminal"). The Contribution was made in exchange for consideration from TLLP to TLGP of $75.0 million, comprised of $67.5 million in cash financed with borrowings under the TLLP revolving credit facility and the issuance of equity with a combined fair value of $7.5 million. The equity is comprised of 4,212 general partner units to maintain the General Partner's 2% general partner interest in the Partnership and 206,362 common units representing an approximate 1% limited partner interest in the Partnership. The assets included in the Contribution are as follows:

•	the wharf, a single-berth dock, which has an estimated throughput capacity of approximately 145,000 barrels per day (the "Wharf Assets and Related Leasehold Improvements");

•	five associated crude oil storage tanks with a combined capacity of 425,000 shell barrels;

•	five short-haul pipelines located between the wharf and the crude oil storage tanks; and

•	two firewater tanks with 48,000 barrels of shell capacity.

The Wharf Assets and Related Leasehold Improvements are situated on an offshore parcel of land that is currently being leased by Tesoro from the California State Lands Commission under a term lease (the "Wharf Lease"). The Wharf Lease and the Related Leasehold Improvements and the pipelines will not be transferred to the Partnership until the Wharf Lease is renewed and extended and the transfer is approved by the California State Lands Commission. Fee title to the 70 acre onshore parcel where the tanks are located was conveyed to the Operating Company effective April 1, 2012.

The Partnership will manage the operation of all of the assets and receive fees for services commencing April 1, 2012. The Partnership will reimburse Tesoro for the provision of field-level employees supporting the Terminal under the terms of the Amended and Restated Operational Services Agreement.

The Contribution will be recorded at historical cost as it is considered to be a reorganization of entities under common control. The pro forma condensed consolidated financial statements give pro forma effect to the matters set forth in the notes to these unaudited pro forma condensed consolidated financial statements.

TESORO LOGISTICS LP
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
December 31, 2011

	Tesoro Logistics LP	Martinez Crude Oil Marine Terminal	Pro Forma Adjustments		Tesoro Logistics LP Pro Forma
	(Audited)
	(Dollars in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$18,326	$—	$68,000	(a)	$18,276
			(67,500)	(b)
			(550)	(c)
Receivables
Trade	542	—	—		542
Affiliate	11,312	—	—		11,312
Prepayments and other current assets	637	—	—		637
Total Current Assets	30,817	—	(50)		30,767
NET PROPERTY, PLANT AND EQUIPMENT	136,264	37,058	—	(b)	173,322
OTHER NONCURRENT ASSETS	3,072	—	—		3,072
Total Assets	$170,153	$37,058	$(50)		$207,161

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable
Trade	$5,727	$479	$(479)	(b)	$5,727
Affiliate	2,759	56	(56)	(b)	2,759
Accrued liabilities and deferred revenue-affiliate	2,653	1,608	(1,608)	(b)	2,653
Total Current Liabilities	11,139	2,143	(2,143)		11,139
OTHER NONCURRENT LIABILITIES	44	2,680	(2,680)	(b)	44
DEBT	50,000	—	68,000	(a)	118,000
COMMITMENTS AND CONTINGENCIES
EQUITY
Predecessor division equity	—	32,235	(32,235)	(b)	—
Common unitholders - public	309,731	—	(262)	(c)	309,469
Common unitholders - Tesoro and TLGP	(59,301)	—	(9)	(c)	(89,143)
			7,350	(d)
			(37,183)	(e)
Subordinated unitholders - Tesoro	(143,048)	—	(268)	(c)	(143,316)
General partner - TLGP	1,588	—	(11)	(c)	968
			150	(d)
			(759)	(e)
Total Equity	108,970	32,235	(63,227)		77,978
Total Liabilities and Equity	$170,153	$37,058	$(50)		$207,161

See accompanying notes to pro forma condensed consolidated financial statements.

TESORO LOGISTICS LP
UNAUDITED PRO FORMA CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
Year Ended December 31, 2011

	Year Ended December 31, 2011
	Tesoro Logistics LP	Martinez Crude Oil Marine Terminal	Pro Forma Adjustment-Eliminations		Acquisition Adjustments		Tesoro Logistics LP Pro Forma
	(Audited)
	(Dollars in thousands, except unit and per unit amounts)
REVENUES
Affiliate	$77,443	$—	$—		$14,280	(f)	$91,723
Third-party	3,503	—	—		—		3,503
Total Revenues	80,946	—	—		14,280		95,226
COSTS AND EXPENSES
Operating and maintenance expenses	35,321	6,402	(395)	(g)	1,280	(h)	42,608
Depreciation and amortization expenses	8,078	2,049	—		—		10,127
General and administrative expenses	7,990	394	(394)	(i)	—		7,990
Loss on asset disposals	1	25	—		—		26
Total Costs and Expenses	51,390	8,870	(789)		1,280		60,751
OPERATING INCOME (LOSS)	29,556	(8,870)	789		13,000		34,475
Interest and financing costs, net	(1,610)	—	—		(1,598)	(j)	(3,208)
NET INCOME (LOSS)	$27,946	$(8,870)	$789		$11,402		$31,267

Less: Predecessor loss	(6,622)	—	—		—		(6,622)
Net income (loss) attributable to partners	34,568	(8,870)	789		11,402		37,889
Less: General partner's interest in net income (loss)	692	(177)	15		228		758
Limited partners' interest in net income (loss)	$33,876	$(8,693)	$774		$11,174		$37,131

Net income per limited partner unit:
Common (basic and diluted)	$1.11						$1.21
Subordinated - Tesoro (basic and diluted)	$1.11						$1.21

Weighted average limited partner units outstanding:
Common units - basic	15,254,890				206,362		15,461,252
Common units - diluted	15,282,366				206,362		15,488,728
Subordinated units - Tesoro (basic and diluted)	15,254,890				—		15,254,890

Cash distribution per unit	$0.9573

See accompanying notes to pro forma condensed consolidated financial statements.

TESORO LOGISTICS LP
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The Pro Forma Financial Statements present the impact on our financial position and results of operations of the Contribution. The pro forma adjustments have been prepared as if the transactions to be effected at the closing of the Contribution had taken place as of December 31, 2011, in the case of the pro forma balance sheet, and as of January 1, 2011, in the case of the pro forma statements of operations. The pro forma condensed consolidated financial statements give pro forma effect to:

•
the contribution of the assets and operations, recorded at historical cost of $37.1 million, which excludes working capital and other noncurrent liabilities, which were retained by Tesoro under the Amended and Restated Omnibus Agreement;

•	the borrowing of $68.0 million under our existing credit facility to finance the Contribution;

•	the issuance of 206,362 common limited partner units and 4,212 general partnership units to TLGP, with a fair value on the Contribution date of $7.5 million;

•	the execution of the Marine Terminal Use and Throughput Agreement ("MTUTA") and the recognition of incremental revenues and expenses under the agreement; and

•	the amendment to the existing Operational Services Agreement, which provides for the Partnership to reimburse Tesoro for limited operational support services.

Note 2. Pro Forma Adjustments and Assumptions

(a)    Reflects the borrowing of $68.0 million under our revolving credit facility.

(b)
Reflects the Contribution of the Terminal, along with the related distributions to TLGP. The property, plant and equipment will be recorded at historical cost as it is considered to be a transaction among entities under common control. The liabilities and predecessor division equity were not conveyed to the Partnership.

(c)	Reflects $0.6 million in costs associated with the Contribution including advisory fees, tax appraisals and transfer taxes, which are reflected as being expensed when incurred.

(d)	Reflects the issuance of 206,362 common limited partner units and 4,212 general partnership units, with a fair value on the Contribution date of $7.5 million;

(e)	Reflects the adjustment to equity for the excess consideration, which was allocated in the amount of $37.2 million to Tesoro common unitholders and $0.8 million to general partner unitholders.

(f)
Reflects recognition of affiliate revenues for services provided by us to manage and operate the Terminal. Volumes used in the calculations are historical crude volumes received at the wharf included in the Martinez Crude Oil Marine Terminal and delivered to Tesoro's Martinez refinery. Fees were calculated using the fees under the MTUTA entered into with Tesoro at the closing of the Contribution.

(g)	Reflects the adjustment for historical operating and maintenance expenses of $0.4 million that will be provided under the terms of the Amended and Restated Operating Services Agreement.

(h)
Reflects $1.2 million for an annual service fee that the Partnership will pay Tesoro under the terms of the Amended and Restated Operating Services Agreement for certain services provided at the Terminal and $0.2 million for additional business interruption and property insurance premiums that the Partnership expects to incur based on estimates from the Partnership's insurance broker.

TESORO LOGISTICS LP
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

(i)	Reflects the adjustment for historical general and administrative expenses of $0.4 million that will be provided under the terms of the Amended and Restated Omnibus Agreement.

(j)
Reflects interest expense at 2.85% on the additional $68.0 million borrowing under our $150.0 million revolving credit facility partially offset by a reduction of $0.3 million in the commitment fee for the unutilized portion of the facility. A 1.0% change in the interest rate associated with this borrowing would result in a $0.7 million change in interest expense.

Note 3. Pro Forma Net Income Per Unit

Net income per unit applicable to limited partners (including subordinated unitholders) is computed by dividing limited partners’ interest in net income, after deducting the general partner’s 2% interest and incentive distributions, by the weighted-average number of outstanding common and subordinated units. Our net income is allocated to the general partner and limited partners in accordance with their respective partnership percentages, after giving effect to priority income allocations for incentive distributions, if any, to our general partner, the holder of the incentive distribution rights ("IDRs"), pursuant to our partnership agreement, which are declared and paid following the close of each quarter.

Net income per unit is only calculated for the Partnership after its initial public offering as no units were outstanding prior to April 26, 2011. Earnings in excess of distributions are allocated to the general partner and limited partners based on their respective ownership interests. Payments made to our unitholders are determined in relation to actual distributions declared and are not based on the net income per unit. The pro forma basic weighted-average number of units outstanding equals the number of units outstanding as of December 31, 2011, plus the number of incremental common units outstanding at the closing of the Contribution.

Diluted net income per unit includes the effects of potentially dilutive units on our common units, consisting of unvested service and performance phantom units. Basic and diluted net income per unit applicable to subordinated limited partners are the same because there are no potentially dilutive subordinated units outstanding.

In addition to the common and subordinated units, we have also identified the general partner interest and IDRs as participating securities and use the two-class method when calculating the net income per unit applicable to limited partners, which is based on the weighted-average number of common units outstanding during the period.

The adjustment to pro forma basic net income per unit is determined by dividing the pro forma net income available to common unitholders of the Partnership by the number of incremental common units outstanding at the closing of the Contribution, or 206,362 units. All incremental units issued were assumed to have been outstanding for the entire period.

Note 4. Commercial Agreement with Tesoro

In connection with the closing of this Contribution, we entered into the MTUTA, a long-term, fee-based commercial agreement with Tesoro, under which we will provide services to manage and operate the assets and Tesoro will pay us fees based on minimum monthly throughput volumes. The initial term of this agreement is 10 years and the Partnership will have the option to renew for up to two five-year terms. The fees under this agreement are indexed for inflation.

Additionally, this agreement includes provisions that permit Tesoro to suspend, reduce or terminate its obligations under the applicable agreement if certain events occur. These events include Tesoro deciding to permanently or indefinitely suspend refining operations at one or more of its refineries as well as our being subject to certain force majeure events that would prevent us from performing required services under the applicable agreement. We believe the terms and conditions under the MTUTA are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services.